EXHIBIT 77M

                                     MERGERS

a. The Board of Trustees of Pilgrim Mutual Funds, on behalf of Pilgrim International Core Growth Fund (on November 2, 2001) and Shareholders of Pilgrim International Core Growth Fund (on May 9, 2002), and the Board of Trustees of Pilgrim International Fund, Inc., on behalf of Pilgrim International Fund (on November 2, 2001) approved an Agreement and Plan of Reorganization under which Pilgrim International Fund acquired all of the assets and liabilities of Pilgrim International Core Growth Fund in exchange for Classes A, B, C and Q shares, as applicable, of Pilgrim International Fund ("Reorganization I"). Reorganization I concluded on May 17, 2002.

b. The Board of Trustees of Pilgrim Funds Trust, on behalf of Pilgrim Global Communications Fund, Pilgrim Internet Fund and Pilgrim Global Technology Fund (on November 2, 2001) and Shareholders of Pilgrim Global Communications Fund and Pilgrim Internet Fund (on May 9, 2002) approved an Agreement and Plan of Reorganization under which Pilgrim Global Technology Fund acquired all of the assets and liabilities of Pilgrim Global Communications Fund and Pilgrim Internet Fund in exchange for Classes A, B, and C shares, as applicable, of Pilgrim Global Technology Fund ("Reorganization II"). Reorganization II concluded on May 17, 2002.

c. The Board of Trustees of ING Advisory Funds, Inc., on behalf of ING Asia-Pacific Equity Fund (on February 26, 2002) and Shareholders of Asia-Pacific Equity Fund (on July 22, 2002), and the Board of Trustees of ING Mutual Funds, on behalf of ING Emerging Countries Fund (on February 26,
     2002) approved an Agreement and Plan of Reorganization under which ING Emerging Countries Fund acquired all of the assets and liabilities of ING Asia-Pacific Equity Fund in exchange for Classes A, B, and M shares, as applicable, of ING Emerging Countries Fund ("Reorganization III"). Reorganization III concluded on August 2, 2002.